Exhibit 99.1

FOR IMMEDIATE RELEASE

LPL Contact:	Sun Life Contact:
Heather Randolph Carter	Julie DiCarlo
(704) 405-4779	(781) 446-1667
heather.carter@uvest.com	Julie.dicarlo@sunlife.com

LPL Financial Services and Sun Life Financial Announce Acquisition of
Independent Financial Marketing Group

Charlotte, N.C. and Wellesley Hills, Mass. (September 5, 2007) Linsco/Private Ledger Corp. (LPL Financial Services) and Sun Life Financial today announced a definitive agreement under which an affiliate of LPL will acquire Independent Financial Marketing Group, Inc. from Sun Life Financial.  Sun Life Financial is a leading international financial services organization. LPL’s Financial Institution Services channel, which will manage the Independent Financial business, is the nation’s top provider of investment and insurance services to banks and credit unions. The deal is expected to close in the fourth quarter, subject to customary closing conditions including Financial Industry Regulatory Authority (FINRA) approval.  Financial terms were not disclosed.

“The acquisition of Independent Financial underscores LPL’s commitment to the financial institution marketplace,” said Dan Arnold, president of LPL Financial Institution Services.  “The growth of our business through this acquisition will allow us to continue to make significant investments in infrastructure, technology, and human capital to fuel the continued success of all of our partner financial institutions.”

After the transaction, LPL Financial Institution Services will continue to be led by Arnold and his management team, which will include members from Independent Financial, from its Charlotte headquarters. Independent Financial president, Michael Weiss, will continue in his current role until the close of the transaction with LPL and will stay on for some time after to ensure a successful transition for its financial institution and advisor clients.

“Our employees are deservedly proud of the reputation for excellence in the financial institution channel that they have helped to build,” said Weiss. “As the industry continues to evolve, the benefits associated with scale have become increasingly essential. LPL Financial Institution Services has the resources to provide a wide range of outstanding products and services, leading-edge operational support, and the technology to maximize overall client satisfaction.”

About LPL Financial Institution Services

As the nation’s largest provider of third-party investment services to banks and credit unions(1), LPL Financial Institution Services offers insurance and investment services to approximately 800 financial institutions nationwide.  Bringing together UVEST Financial Services and the financial institution arm of LPL, LPL Financial Institution Services combines two industry front-runners into one clear leader with a singular focus on financial institutions. Through a combination of high-tech solutions and high-touch service, LPL Financial Institution Services provides unbiased product expertise and proven program management tailored to meet the unique needs of each client.  UVEST Financial Services Group, Inc. and Linsco/Private Ledger Corp. are registered broker/dealers and FINRA/SIPC member firms.

About LPL Financial Services

Linsco/Private Ledger Corp. (LPL) has ranked first among independent broker/dealers for 11 consecutive years by Financial Planning Magazine(2). With over 2,200 staff members headquartered in Boston, San Diego and Charlotte, LPL offers non-proprietary investment products, unbiased research and wealth management services to retail clients and the clients of its approximately 800 financial institutions through more than 10,000 advisors nationwide. LPL financial advisors manage assets totaling more than $165 billion for their clients. For additional information about LPL, visit www.lpl.com.

About Independent Financial Marketing Group

Since 1983, Independent Financial Marketing Group has been a prominent leader in providing banks, savings and loans, and credit unions nationwide with a portfolio of investment and insurance products, plus the sophisticated infrastructure necessary to support their sale. Independent Financial is a member of the Sun Life Financial group of companies. For more information, please visit www.ifmg.com.

About Sun Life Financial

Sun Life Financial is a leading international financial services organization providing a diverse range of protection and wealth accumulation products and services to individuals and corporate customers. Chartered in 1865, Sun Life Financial and its partners today have operations in key markets worldwide, including Canada, the United States, the United Kingdom, Ireland, Hong Kong, the Philippines, Japan, Indonesia, India, China and Bermuda. As of June 30, 2007, the Sun Life Financial group of companies had total assets under management of US$408 billion.

Sun Life Financial Inc. trades on the Toronto (TSX), New York (NYSE) and Philippine (PSE) stock exchanges under ticker symbol SLF.

(1)             Based on financial institution relationships

(2)             June 1996-2007, based on revenues

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